SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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EVOFEM BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)
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December 9, 2021
Dear Valued Shareholder,
I am reaching out to thank you for your investment in Evofem Biosciences (Nasdaq: EVFM).
I am also contacting you because the Company has adjourned a Special Meeting of Stockholders to Wednesday December 15, 2021, and I want to encourage you to vote your shares of Evofem.
The primary purpose of this meeting is to seek stockholder approval to amend our amended and restated certificate of incorporation to authorize additional shares of our Common Stock. This approval is of great strategic importance, as we believe it will provide the Company with needed financial flexibility to execute our growth strategy, including ongoing commercialization of Phexxi® (lactic acid, citric acid and potassium bitartrate), our FDA-approved hormone-free, on-demand contraceptive, and completion of our Phase 3 clinical trial of this same drug for the prevention of chlamydia and gonorrhea in women and to otherwise continue our planned operations.
I am pleased to share with you that we are seeing tangible results of our investments in Phexxi:
•Total Phexxi prescriptions are on track to surpass 30,000 for the fourth quarter of 2021, representing ~ 70% growth from third quarter prescription levels.

•We expect that more than 57,000 women will have chosen Phexxi from launch through year-end 2021, including almost 24,000 women in the fourth quarter alone.

•Gross revenues are on track to increase more than 50% from the third quarter. We believe this is proof that women are seeking non-hormonal birth control as standard of care.

As a shareholder, you should expect to see continued improvement in our gross-to-net. Based on the increasing demand for Phexxi, we expect to meet or exceed the current analyst consensus estimate of net revenue in the fourth quarter. We are also diligently reducing our quarterly net cash burn rate and expect it will decrease by at least $10 million from Q3 levels starting in the fourth quarter of 2021.

As CEO, I want to assure you that my team and I are committed to strategic execution that we believe will enable a strong finish to 2021 and position us for continued growth in 2022.
At this time, it is our understanding that your EVFM shares have not yet been voted.
Today, I am asking for your continued support. Your vote on this crucially important matter will be greatly appreciated.
To vote the EVFM shares you held as of the proxy record date, November 7, 2021, please:
•Send an email to ir@evofem.com and info@proxyadvisory.net. Your reply could be as concise as: “Please vote my shares FOR Evofem.”

•Call 212-616-2181 –OR–

•Send a text with your name to 203-767-0460.

Thank you in advance for taking action and voting your shares today.
Sincerely,

Saundra Pelletier
Chief Executive Officer
Evofem Biosciences, Inc.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.
This shareholder letter includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and relate to future events or circumstances and the Company’s future performance. These statements include, without limitation, estimates and expectations regarding prescription growth, revenue growth, the results of gross-to-net improvements and cash burn reductions, and statements, evaluations and judgments related to, among other things, financial flexibility and the Company’s ability to obtain capital when and as needed, demand for Phexxi and the ongoing and future impact of the "House Rules" campaign. These statements and estimates are based on management’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company’s business. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Various factors could cause actual results to differ materially from these estimates and those discussed or implied in the forward-looking statements, including market and other conditions and the Company’s ability to obtain capital when and as needed to continue its ongoing operations. Other important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 4, 2021 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 15, 2021. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.